SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                        Date of Report:  January 26, 1995




                          EASTERN UTILITIES ASSOCIATES
             (Exact name of registrant as specified in this charter)


          Massachusetts             1-5366          04-1271872
(State or other jurisdiction of  (Commission    (I.R.S.  Employer
incorporation or organization)   File Number)   Identification No.)


One Liberty Square, Boston, Massachusetts              02109
(Address of principal executive offices)             (Zip Code)





Item 5. Other Events.

   (a) On January 20, 1995, Eastern Utilities Associates ("EUA") and a former shareholder of EUA, which on February 11, 1992 had filed suit against EUA and three officers of EUA in the Federal District Court of Massachusetts, filed a voluntary dismissal of the suit with the court following the fulfillment of the terms of a settlement agreement among EUA, the one officer remaining as a defendant in the action and the former shareholder (the "Settlement Agreement"). The dismissal prevents the former shareholder from suing EUA again on any claim asserted in the suit.

   EUA and the officer continue to deny any and all allegations of wrongdoing asserted by the former shareholder but determined it to be in their best interests to settle the suit. Under the provisions of the Settlement Agreement, the settlement terms are to remain confidential. The Settlement Agreement will not have an adverse impact on EUA's current earnings due to reserves that EUA had previously established. In the suit the former shareholder alleged fraudulent and negligent misrepresentations and violations of Rule 10b-5 under the Securities Exchange Act of 1934 in connection with statements made regarding the business and prospects of EUA's former subsidiary, EUA Power Corporation (now Great Bay Power Corporation), and the portion of EUA's earnings attributable to allowance for funds used during construction (AFUDC) from EUA Power Corporation.

   (b)  On December 13, 1994, the United States District Court for the
District of Massachusetts issued a judgment against Blackstone Valley Electric Company, a wholly-owned subsidiary of EUA ("Blackstone"), finding Blackstone liable to the Commonwealth of Massachusetts (the "Commonwealth") for the full amount of response costs incurred by the Commonwealth in the cleanup of a coal gasification waste site at Mendon Road in Attleboro, Massachusetts. The judgment also found Blackstone liable for interest and litigation expenses calculated to the date of judgment. The total liability is approximately $5.9 million, including approximately $3.6 million in interest which has accumulated since 1985.

   Blackstone has filed a Notice of Appeal of the court's judgment and will file its brief with the First Circuit Court of Appeals in February, 1995.

   On January 20, 1995, Blackstone entered into an escrow agreement with the Commonwealth whereby Blackstone deposited $5.9 million with an escrow agent who will transfer the funds into an interest bearing money market account. The distribution of the proceeds of the escrow account will be determined upon the final resolution of the judgment. No additional interest expense will accrue on the judgment amount.

   On January 28, 1994, Blackstone filed a complaint in the United States District Court for the District of Massachusetts, seeking among other relief, contribution and reimbursement from Stone & Webster, Inc. of New York City, and several affiliated companies ("Stone & Webster"), and Valley Gas Company of Cumberland, Rhode Island ("Valley") for any damages incurred by Blackstone regarding the Mendon Road site. The court has denied motions to dismiss the complaint which were filed by Stone & Webster and Valley in 1994.


   In addition, Blackstone has notified certain liability insurers and has filed claims with respect to the Mendon Road site, as well as other sites.

   As a general matter, Blackstone will seek to recover costs relating to environmental proceedings in its rates, although there is no assurance that it will be authorized to recover any particular cost. Blackstone has applied for and received authority to recover in rates certain incurred costs over a five-year period. As a result of the recoverability in current rates and the uncertainty regarding potential contributions from insurance carriers and other responsible parties, Blackstone does not believe that the ultimate liability of the Mendon Road judgment will be material and thus, no loss accrual has been recorded. Blackstone will defer on its books the $5.9 million payment pending final resolution of all appeals from the judgment and the determination of its ultimate liability, if any.

                                    SIGNATURE


   Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 EASTERN UTILITIES ASSOCIATES
                                          (Registrant)


                                 By:  /s/ John R. Stevens
                                      John R. Stevens,
                                      President



Date:  January 26, 1995